Exhibit 19

Gaia, Inc.

Securities Trading Windows and Insider Trading Policy

Revised and Effective November 20, 2023

For your reference, set forth below are Gaia’s policies regarding the buying, selling or pledging of Gaia stock by Gaia, members of its Board of Directors or employees. As a reminder, if you have any non-public information that a reasonable investor is likely to consider important or “material” in making an investment decision (such information is referenced below as “Inside Information”), then additional blackout dates will apply. Please read the entire policy prior to making any trades to ensure additional restrictions do not apply. If you have any questions interpreting this policy or have any concerns, please do not hesitate to contact the Chief Financial Officer directly at 303-222-3254 or ned.preston@gaia.com.

Securities Trading Windows

The open trading windows for employees that do not possess any Inside Information at the time of trading are generally two trading days after the release of the quarterly earnings and conference call until seven calendar days prior to the end of each calendar quarter (March 31, June 30, September 30 and December 31).

Policy Overview

The SEC, certain stock exchanges, and countries outside the U.S. have developed laws and regulations regarding the use and public disclosure of material nonpublic information. The purpose of such regulations is to protect the interests of shareholders by providing them with prompt and complete information about significant corporate developments which might affect the value of their investments and to assure that Insiders do not profit from information not available to the investing public. These laws and regulations are based on the principle that all persons trading in a company’s securities should have equal access to all “material” information about that company, and they require Gaia and its directors, employees and agents to ensure that information about Gaia is not used unlawfully in connection with the purchase and sale of securities.

Gaia is committed to fair and open markets for its publicly traded securities. We have established standards of trading conduct for our directors, officers, employees and others who obtain Inside Information through their work for or with Gaia. Insider Trading and stock tipping are criminal offenses (which could subject a person to criminal fines, imprisonment and possibly civil penalties as well), and our policy not only requires full compliance with applicable laws, but also requires the avoidance of even the appearance of Insider Trading or tipping. Our policy also limits short-term or speculative transactions in Gaia securities that might be deemed to be contrary to the interests of our shareholders.

Definitions

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“Insider Trading” means buying or selling stock or other securities of any company (which includes related derivative securities, such as put or call options) in breach of a fiduciary duty or other relationship of trust and confidence while in possession of Inside Information about Gaia or about Gaia’s stock or other securities. Insider Trading violations may also include “tipping” Inside Information, securities trading by a person who receives a “tip” and securities trading by those who misappropriate Inside Information.

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“Stock tipping” means disclosing Inside Information about a company to another person such as a relative, colleague or friend, for example, to enable the person to buy or sell stock or other securities of Gaia on the basis of such information, or recommending to such other person to buy or sell securities.
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“Inside Information” is any non-public information that a reasonable investor is likely to consider important or “material” in making an investment decision. Inside information may relate to Gaia or another company, including Gaia’s suppliers, customers or other business partners, and such information does not belong to the individual directors, employees or agents who are aware of it, but instead is the property of Gaia. Inside Information may be non-public information about anything that could affect Gaia’s stock price (whether positively or negatively) including, but not limited to, a pending or proposed acquisition, merger, joint venture, disposition; a major lawsuit, claim or labor dispute; an earnings announcement; an event of default under a material financing agreement; the gain or loss of a significant customer; significant increases or decreases in customers; a change in Gaia’s corporate or capital structure; a significant change in executive management; a cybersecurity risk or incident involving Gaia’s business; or the introduction or discontinuance of a significant product line. Trading tips may also be considered Inside Information if there is an indication that the information may originally have come from someone within the organization possessing Inside Information.
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“Insider” means all members of Gaia’s Board of Directors, all members of Gaia’s senior management and their administrative assistants, all members of Gaia’s corporate finance department, and all other employees who are made aware of Inside Information from time to time until such information has been publicly disclosed.
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“Section 16 Individuals” are the directors of Company and the persons designated as “executive officers” of Company from time to time by Company’s Board of Directors. Shareholders that beneficially own more than 10% of Company common stock are also subject to Section 16 of the Securities Exchange Act of 1934.

General Rules

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Never buy or sell Gaia securities while you possess Inside Information about Gaia.
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Never recommend or suggest to someone that they buy, sell, or retain their Gaia stock or other securities while you possess Inside Information about Gaia.
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Both of the above rules also apply to any ownership interest you may have in a publicly traded stock or security other that Gaia stock, where you also possess Inside Information regarding the issuing company, its stock or its interests.
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Never disclose Inside Information to persons within Gaia other than those persons whose positions require them to know the information, until such information has been publicly released by Gaia.
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Never disclose Inside Information to anyone outside of Gaia (including friends and family members) until such information has been publicly released by Gaia. You must treat all such information carefully and avoid inadvertent or indirect disclosure of it. Even within Gaia, Inside Information should be distributed to or discussed with others only on a need-to-know basis, and those people should be told that the information is confidential. Be careful that your conversations are not overheard on elevators, restaurants, airplanes, or other public places; do not leave confidential documents on conference tables, desks or otherwise unguarded; and take whatever steps are reasonably necessary to keep Inside Information from being disclosed.

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Never engage in any of the following transactions involving Gaia securities: (i) short sales (i.e., the sale of a security you do not own), (ii) buying or selling publicly-traded options (including puts, calls or other derivative securities), or (iii) hedging transactions, including collars, forward sales contracts and other arrangements or instruments designed to hedge or offset decreases in the market value of Gaia securities.
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Bona Fide Gifts of Gaia’s securities are subject to the restrictions of this policy. A “Bona Fide Gift” means any gift that is not required or inspired by any legal duty or that is in any sense a payment to settle a debt or other obligation.

Trading Rules

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Insiders may only trade in Gaia securities during certain trading windows, provided that the Insider is not aware of any Inside Information at the time of the trade. The window generally opens starting with the second trading day following the filing of Gaia’s financial results with the SEC and closes seven calendar days prior to quarter or year end.
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Insiders should only trade in Gaia’s securities on an occasional basis consistent with an investment strategy such as not to appear to be speculating in Gaia’s securities. For example, Insiders should not change investment direction from a buy mode to a sell mode or vice versa within the same trading window.
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Directors should not trade in Gaia securities subsequent to receiving notice of a meeting of the Board of Directors or committee thereof, if such notice provides Inside Information to the directors.
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As used in this memorandum, the term “trading” and variations thereof does not include sales or other transfers of stock to Gaia, but would include a “cashless” stock option exercise which involves a market sale of Gaia stock.
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In addition, Gaia (as an entity) is prohibited from trading in Gaia securities on the basis of Inside Information.
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The restrictions on Trading in this section titled “Trading Rules” do not apply to transactions made under an Approved Rule 10b5-1 Trading Plan (defined below).

Rule 10b5-1

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of Insider Trading if he or she demonstrates that the purchase, sale, or other trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of Inside Information. Such contracts, irrevocable instructions, and plans are commonly referred to as “Rule 10b5-1 Trading Plans”. An “Approved Rule 10b5-1 Trading Plan” means a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. §240.10b5-1(c)) and approved by Gaia’s Chief Financial Officer.

Employees will be permitted to trade in Gaia’s securities outside of a permitted trading period pursuant to an Approved Rule 10b5-1 Trading Plan, which requires:

1.
adoption of a binding, good faith contract for trading Gaia’s securities with another person (who does not have Inside Information) to execute trades for the instructing person’s account;

2.
that the contract is in the form of a written plan for trading Gaia’s securities, which is:

2.1.
Adopted during an open window period;
2.2.
Adopted when the individual is not in possession of Inside Information; and
2.3.
Approved by Company’s Chief Financial Officer, prior to any trades under that plan being executed; and

3.
that the plan specify the dates, prices, and amounts of securities to be sold and cannot be modified during the specified execution period (i.e., the individual is not permitted to exercise any subsequent influence over how, when, or whether to effect purchases or sales).

For persons other than Gaia itself, the Rule 10b5-1 Trading Plan must provide for a waiting period between the date of signing and the earliest possible trade date under the Rule 10b5-1 Trading Plan (a “cooling-off period”). The required cooling-off period for directors and Section 16 Individuals is the later of (a) ninety (90) days, or (b) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, subject to a maximum of 120 days. The cooling-off period for persons other than Section 16 Individuals is thirty (30) days. Modifications of a Rule 10b5-1 Trading Plan will trigger a new cooling-off period if the modification changes the amount, price, or timing of trades, including a change to a formula that affects these inputs. Modifications do not trigger a new cooling-off period if they are immaterial or administrative, such as an adjustment for stock splits or a change in account information.

Insiders (other than issuers) may not have more than one Rule 10b5-1 Trading Plan in place at the same time, other than:

1.
Contracts with multiple brokers – A series of separate contracts with different broker-dealers or other agents may be treated as a single Rule 10b5-1 Trading Plan if each, when taken as a whole, meets the applicable conditions of and remain collectively subject to Rule 10b5-1.
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Later-commencing plans – An Insider may maintain separate Rule 10b5-1 Trading Plans at the same time so long as Trading under the later-commencing Rule 10b5-1 Trading Plan is not authorized to begin until after all trades under the earlier-commencing Rule 10b5-1 Trading Plan are completed or expired without execution.
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Sell-to-cover plans – An Insider may enter into additional Rule 10b5-1 Trading Plans that only authorize qualified “sell-to-cover” transactions to satisfy tax withholding obligations at the time an equity award vests and the person does not otherwise exercise control over the timing of such sales.

Anyone (other than Gaia itself) may only once during any 12-month period rely on the Rule 10b5-1 affirmative defense for a single-trade plan (one designed to effect the purchase or sale of the total amount of the securities subject to the plan as a single transaction) with the exception of “sell-to-cover” plans as described above. The determination of whether a Rule 10b5-1 Trading Plan constitutes a single-trade plan pursuant to the exception provided in Rule 10b5-1 will be made by Gaia’s Chief Financial Officer in his or her sole determination.

Prohibition on Hedging, Margin Accounts and Pledges

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the

Insider may no longer have the same objectives as Gaia’s other shareholders. Therefore, Gaia prohibits Insiders from hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, or through other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Gaia securities.

Insiders are also prohibited from pledging, hypothecating or otherwise using Gaia securities as collateral for a loan or other form of indebtedness and are also prohibited from holding any Gaia securities as collateral for margin accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, stock pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material nonpublic information or otherwise is not permitted to trade in Gaia securities, you further understand that you are prohibited from holding Gaia securities in a margin account or pledging Gaia securities as collateral for a loan.

Reporting and Other Considerations

All Insiders must advise the Chief Financial Officer via email of the particulars of any anticipated trading in Gaia’s securities before each trade. If shares are pledged as collateral for non-margin purposes as of the date of the filing of the annual proxy, this must be communicated to the Chief Financial Officer so that it can be properly disclosed.

Enforcement and Consequences of the Insider Trading Laws

The SEC, the U.S. Department of Justice, NASDAQ (the exchange on which Gaia’s Class A common stock is traded), and private litigants have been vigorously pursuing violations of Insider Trading laws. Although most of the publicity about Insider Trading has centered around violations by individuals, federal law also imposes liability on companies and on “controlling persons” for Insider Trading law violations by company personnel. Gaia’s reputation for integrity and ethical conduct is extremely important to all of us. None of us can afford to have that reputation damaged by even the appearance of improper conduct by anyone employed by or associated with our company.

The penalties for Insider Trading law violations are significant:

1.
Individuals who Trade on inside information, and those who tip information to others who then Trade, are subject to a civil penalty of up to three times the profit gained or loss avoided; a criminal fine (no matter how small the profit) of up to $1 million; and a jail term of up to 10 years.

2.
In addition, persons who violate this Insider Trading Policy, or who refuse to certify compliance with it, will be subject to appropriate disciplinary action up to and including dismissal. Gaia may also refer potential violations of law to appropriate authorities.

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Any of the above consequences, or even an SEC investigation which does not result in legal action, can tarnish Gaia’s reputation, and irreparably damage the careers of those involved.

A Word of Caution

Any transaction that becomes the subject of an Insider Trading inquiry will be viewed by the SEC and the courts with 20-20 hindsight. Therefore, you must consider the appearance of any transaction both now and in the future. If you have any questions at all about the propriety of a transaction, you should contact the

Chief Financial Officer directly at 303-222-3254 or ned.preston@gaia.com for advice before Trading Gaia’s Securities.